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July 21, 2000                     CONTACT: Media Relations - Kathleen A. Sauve
                                           Phone: 713/759-3635

                                           Investor Relations - Brenda J. Peters
                                           Phone: 713/759-3954

           TEPPCO CLOSES $318.5 MILLION ACQUISITION OF ARCO PIPE LINE

HOUSTON - Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P. (NYSE:TPP) today closed the $318.5 million acquisition of the assets of ARCO Pipe Line Company (APL). The acquisition is consistent with TEPPCO's strategy to bring value to its unitholders through aggressive growth. Financing for the transaction was arranged by Sun Trust Bank.

"The addition of APL allows us to bring a wider range of services to our crude oil customers and additional value to our unitholders" said William L. Thacker, chairman, president and chief executive officer of the general partner of TEPPCO.

Since signing the original agreement in March, TEPPCO has been planning the integration of the APL assets into its crude oil business. As part of the agreement, TEPPCO also will operate refined product and petrochemical pipeline systems that will eventually transition to BP Amoco.

The assets acquired by TEPPCO include APL's interest in the Seaway crude transportation pipeline from the Texas Gulf Coast to Cushing, Okla.; crude oil terminal facilities in Midland, Texas, and Cushing, including the line transfer and pumpover business at each location; an undivided ownership interest in both the Rancho Pipeline and the Basin Pipeline; and APL's West Texas Trunk System.

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Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, market conditions, governmental regulations and other factors discussed in TEPPCO's filings with the Securities and Exchange Commission.

TEPPCO Partners, L.P. is a publicly traded master limited partnership, which conducts business through two operating companies. TE Products Pipeline Company, Limited Partnership is one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States. TEPPCO Crude Oil, LLC is a crude oil gathering, transportation, storage and marketing company operating primarily in Texas and Oklahoma. Texas Eastern Products Pipeline Company, LLC, which is an indirect wholly owned subsidiary of Duke Energy Field Services, LLC, is the general partner of TEPPCO Partners, L.P. For more information, access TEPPCO's website at www.teppco.com.

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